Exhibit 21.1
LodgeNet Interactive Corporation and Subsidiaries
Subsidiaries of the Company

Company Name	Jurisdiction of Incorporation
LodgeNet StayOnline, Inc.	Delaware

LodgeNet Entertainment Canada Corporation	Ontario, CA

LodgeNet International	Delaware

Equipment OCV, Inc.	Delaware

Hotel Digital Network, Inc.	California

On Command Corporation	Delaware

On Command Canada Inc.	Ontario, CA

On Command Development Corp	Delaware

On Command Video Corp	Delaware

OnCo-HTV, Inc.	Delaware

Puerto Rico VEC	Delaware

Spectradyne International, Inc.	Delaware

The Hotel Networks, Inc.	Delaware

Virgin Islands VEC	Delaware